Exhibit 99.1

Dream Finders Homes Announces Second Quarter 2026 Results
Record Second Quarter Net Sales of 2,232, Up 15%
Record Second Quarter Closings of 2,290
Jacksonville, FL. — July 30, 2026 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the second quarter ended June 30, 2026.
Second Quarter 2026 Highlights (As Compared to Second Quarter 2025)
•Net sales increased 15% to 2,232 from 1,938
•Homebuilding revenues of $1.0 billion compared to $1.1 billion
•Home closings increased 3% to 2,290 from 2,232
•Homebuilding gross margin of 14.2% compared to 16.5%
•Adjusted homebuilding gross margin (non-GAAP) of 24.2% compared to 25.9%
•Pre-tax income of $37 million compared to $74 million
•Net income attributable to DFH of $28 million, or $0.27 per basic share, compared to $57 million, or $0.57 per basic share
•Financial services pre-tax income remained consistent at $12 million
•Controlled lot pipeline of 54,091 as of June 30, 2026 compared to 63,121 as of December 31, 2025
•Total liquidity of $605 million as of June 30, 2026, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 9.6% compared to 25.0%
•Repurchased 1,012,621 Class A common shares for $15 million during the three months ended June 30, 2026

Management Commentary

Patrick Zalupski, Dream Finders Homes Founder, Co-Chairman and CEO, said, “The home building market continues to be challenging, but our teams have worked hard to identify opportunities to improve our cost structure with the goal of delivering more affordable homes to our customers. We believe costs will need to continue to trend down, perhaps significantly, to have a meaningful impact on market-wide housing results. Positively, our team delivered second-quarter and year-to-date Company records for both net sales and home closings. The higher closing volume helped partially offset lower average sales prices, which constrained margins, consistent with challenging macroeconomic conditions. Additionally, in line with our growth initiatives, our year-over-year active community count increase of 30% — reaching 353 communities — was the strongest in the industry. In the coming quarters, we will focus on optimizing these communities by executing our planned absorption targets and margin underwriting to drive improved profitability and return on participating equity.

While the environment has been difficult, DFH certainly has further opportunities to improve operationally. We are laser-focused on reducing our SG&A expense, and believe we can streamline and right-size our operations to better manage our overhead costs in the current environment. This process is well underway, and we hope to be completed by year-end.

We are also continuing to find ways to add experience and talent to our executive team and Board of Directors. I’m incredibly excited about the upgrades to the Company that we announced in the second quarter. With the appointment of Clint Szubinski as Chief Operating Officer, we have added a much-needed experienced and disciplined operator. Clint was most recently COO for a larger national public homebuilder and is fully aligned with the long-term goals for DFH. He is excited about our disciplined asset-light home building model, and, just as importantly, our long-term approach to building a durable business that should produce above-market shareholder returns over time. While Clint appreciates our patient approach, he has already rolled up his sleeves and is working on numerous near-term implementations to improve operational performance. I look forward to reporting back on Clint and the teams’ progress in the coming quarters.

Our Board of Directors received a significant upgrade as well with the appointments of Rick Beckwitt, who will serve alongside me as Co-Chairman, and Steve Fischer, an independent director. Rick’s extensive public homebuilding experience is second to none in the industry, having served as Co-CEO of one of the largest homebuilders, by revenue, in the world. It would be hard to over emphasize Rick’s track record of success; we are incredibly fortunate to have him join our Board. Steve Fischer comes to our Board with significant financial and leadership expertise as a former CFO and CEO in the public banking industry. These two additions bring valuable guidance and perspective as we further scale the business.

As we continue to evaluate opportunities for growth, we remain focused on disciplined capital allocation, inventory turns, cash generation and maintaining the flexibility of our asset-light model. We reiterate our 2026 full-year guidance of approximately 9,250 home closings.”

Homebuilding
Second Quarter 2026 Results

Homebuilding revenues in the second quarter of 2026 were $1.0 billion, a decrease of 8% when compared to the second quarter of 2025. The decrease in revenues was driven by lower average selling prices (“ASP”), partially offset by higher home closings. Declines in ASP across all segments were due to changes in our geographic and product mix, partially offset by reduced sales incentives during the second quarter of 2026.

Homebuilding gross margin percentage in the second quarter of 2026 was 14.2%, compared to 16.5% in the second quarter of 2025. The decrease in homebuilding gross margin percentage was primarily the result of higher land and financing costs, partially offset by direct cost reductions and cycle-time improvements.

Adjusted homebuilding gross margin in the second quarter of 2026 was 24.2%, compared to 25.9% in the second quarter of 2025. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the second quarter of 2026 decreased 5% to $128 million, compared to $135 million in the second quarter of 2025. The decrease in SG&A was mostly due to lower compensation costs from payroll and incentive reductions in line with financial results. SG&A as a percentage of homebuilding revenues in the second quarter of 2026 increased 50 bps to 12.8%, compared to 12.3% in the second quarter of 2025 due to reduced absorption per active community, as well as increased investments in technology and growth initiatives.

Contingent consideration income of $13 million during the second quarter of 2025 related to an acquisition earnout arrangement that concluded in 2025 and, therefore, did not impact earnings for the second quarter of 2026. Other income in the second quarter of 2026 included gains on equity securities of $9 million, primarily attributable to unrealized gains from stock price fluctuation.

Net sales in the second quarter of 2026 were 2,232, an increase of 15% compared to 1,938 for the second quarter of 2025. The cancellation rate in the second quarter of 2026 was 11.1%, an improvement of 290 bps compared to the second quarter of 2025 cancellation rate of 14.0%. The record number of sales and low cancellation rate this quarter demonstrate our ongoing commitment to delivering high-quality homes at accessible price points, supported by targeted mortgage buydown programs and compelling sales incentives.

Second Quarter 2026 Backlog
As of June 30, 2026, DFH had a backlog of 2,319 homes, valued at $1.2 billion, compared to the backlog of 2,377 homes, valued at $1.1 billion as of March 31, 2026. As of June 30, 2026, the ASP in backlog was $497,716 compared to $465,237 as of March 31, 2026. As of June 30, 2026, approximately 213 homes are expected to be delivered in 2027 and beyond.

The following table shows the backlog units and ASP as of June 30, 2026 by homebuilding segment:

	As of June 30, 2026 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,016	$481,400
Mid-Atlantic	694	431,554
Midwest	609	600,333
Total	2,319	$497,716

Financial Services

Financial services revenues increased by $5 million, or 11%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025, largely due to loan execution efficiency and hedging strategies of Jet HomeLoans. Income before taxes remained consistent when compared to the three months ended June 30, 2025.
Full Year 2026 Outlook

Dream Finders Homes maintains its guidance of approximately 9,250 home closings for the full year 2026.

About Dream Finders Homes

Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2026 home closings and market conditions, possible or assumed future results of operations, and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share and share amounts)

	June 30, 2026 (unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$203,494	$234,766
Restricted cash	50,272	49,624
Accounts receivable	29,533	39,120
Inventories	2,327,779	2,025,662
Lot deposits	501,755	545,253
Mortgage loans held for sale	198,131	205,089
Other assets	249,562	223,999
Investments in unconsolidated entities	21,783	26,610
Goodwill	377,361	377,361
Total assets	$3,959,670	$3,727,484

Liabilities
Accounts payable	$156,114	$126,130
Accrued liabilities	280,118	321,457
Customer deposits	94,459	69,593
Revolving credit facility and other borrowings	1,037,986	822,296
Senior unsecured notes, net	592,342	591,060
Mortgage warehouse facilities	186,785	192,837
Total liabilities	2,347,804	2,123,373

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,539	29,539
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 37,395,343 and 36,667,477 issued as of June 30, 2026 and December 31, 2025, respectively	374	367
Class B common stock, $0.01 per share, 61,000,000 authorized, 57,726,153 issued as of June 30, 2026 and December 31, 2025	577	577
Accumulated other comprehensive income	1,407	613
Additional paid-in capital	304,205	298,594
Retained earnings	1,208,177	1,173,950
Treasury stock, at cost, 4,200,275 and 2,124,094 shares of Class A common stock as of June 30, 2026 and December 31, 2025, respectively	(82,837)	(49,526)
Total Dream Finders Homes, Inc. stockholders’ equity	1,431,903	1,424,575
Noncontrolling interests	1,924	1,497
Total equity	1,433,827	1,426,072
Total liabilities, mezzanine equity and equity	$3,959,670	$3,727,484

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2026	2025	2026	2025
Revenues:
Homebuilding	$1,007,144	$1,099,580	$1,843,803	$2,069,688
Financial services	56,280	50,925	107,460	70,688
Total revenues	1,063,424	1,150,505	1,951,263	2,140,376
Homebuilding cost of sales	863,782	917,871	1,579,425	1,701,407
Financial services expense	45,239	40,058	87,950	52,924
Selling, general and administrative expense	128,440	134,699	239,343	251,393
Income from unconsolidated entities	(43)	(17)	(378)	(197)
Contingent consideration revaluation	—	(12,706)	—	(11,606)
Other (income) expense, net	(10,840)	(3,464)	(10,729)	1,226
Income before taxes	36,846	74,064	55,652	145,229
Income tax expense	(9,002)	(17,525)	(14,248)	(33,680)
Net income	27,844	56,539	41,404	111,549
Net (income) loss attributable to noncontrolling interests	(123)	41	(427)	(66)
Net income attributable to Dream Finders Homes, Inc.	$27,721	$56,580	$40,977	$111,483

Earnings per share
Basic	$0.27	$0.57	$0.37	$1.12
Diluted	$0.27	$0.56	$0.37	$1.10
Weighted-average number of shares
Basic	91,299,188	93,444,326	91,657,686	93,495,455
Diluted	91,341,917	101,913,888	91,883,564	101,635,185

Dream Finders Homes, Inc.
Other Financial and Operating Data

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2026	2025	2026	2025
Other Financial and Operating Data:
Home closings	2,290	2,232	4,160	4,157
Average sales price of homes closed(1)	$438,171	$481,027	$442,478	$489,018
Net sales	2,232	1,938	4,640	3,970
Cancellation rate	11.1%	14.0%	9.3%	12.8%
Homebuilding gross margin (in thousands)(2)	$143,362	$181,709	$264,378	$368,281
Homebuilding gross margin %(3)	14.2%	16.5%	14.3%	17.8%
Adjusted homebuilding gross margin (in thousands)(4)	$243,735	$285,162	$447,057	$555,262
Adjusted homebuilding gross margin %(3)(4)	24.2%	25.9%	24.2%	26.8%
Selling, general and administrative expense %(3)	12.8%	12.3%	13.0%	12.1%
Active communities as of period end(5)			353	271
Backlog - units			2,319	2,513
Backlog - value (in thousands)			$1,154,203	$1,200,875
Net homebuilding debt to net capitalization(4)			46.5%	44.5%
Return on participating equity(6)			9.6%	25.0%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock dividends, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended June 30, (unaudited)				Six Months Ended June 30, (unaudited)
	2026		2025		2026		2025
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	889	$431,960	842	$438,549	1,503	$434,324	1,529	$441,561
Mid-Atlantic	715	372,812	600	444,571	1,341	376,236	1,121	449,629
Midwest	686	514,341	790	553,989	1,316	519,292	1,507	566,470
Total	2,290	$438,171	2,232	$481,027	4,160	$442,478	4,157	$489,018

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.

Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (in thousands, except percentages):

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2026	2025	2026	2025
Homebuilding gross margin(1)	$143,362	$181,709	$264,378	$368,281
Interest expense in homebuilding cost of sales(2)	58,269	56,197	105,055	98,002
Amortization in homebuilding cost of sales(3)	(346)	396	(411)	1,725
Commission expense	42,450	46,860	78,035	87,254
Adjusted homebuilding gross margin	$243,735	$285,162	$447,057	$555,262
Homebuilding gross margin %(4)	14.2%	16.5%	14.3%	17.8%
Adjusted homebuilding gross margin %(4)	24.2%	25.9%	24.2%	26.8%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, revolving credit facility and other homebuilding-related debt (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (in thousands, except percentages):

	As of June 30, (unaudited)	As of December 31, (unaudited)	As of June 30, (unaudited)
	2026	2025	2025
Total debt	$1,817,113	$1,606,193	$1,580,352
Total mezzanine equity	178,039	178,039	178,039
Total equity	1,433,827	1,426,072	1,335,686
Total capitalization	$3,428,979	$3,210,304	$3,094,077
Total debt to total capitalization	53.0%	50.0%	51.1%

Total debt	$1,817,113	$1,606,193	$1,580,352
Less: Mortgage warehouse facilities and other secured borrowings	210,459	217,133	158,041
Less: Cash and cash equivalents	203,494	234,766	210,320
Net homebuilding debt	1,403,160	$1,154,294	1,211,991
Total mezzanine equity	178,039	178,039	178,039
Total equity	1,433,827	1,426,072	1,335,686
Net capitalization	$3,015,026	$2,758,405	$2,725,716
Net homebuilding debt to net capitalization	46.5%	41.8%	44.5%
Net homebuilding debt to net capitalization is a non-GAAP financial measure calculated as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments and is a relevant measure of our overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com